Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Prospectus, constituting a part of the Registration Statement of Photomedex, Inc. and Subsidiaries on Form S-3, to be filed on or about December 23, 2011, of our report dated March 31, 2011, on our audit of the consolidated financial statements of Photomedex, Inc. and Subsidiaries as of December 31, 2010 and for the year then ended, which report was included in the Annual Report on Form 10-K filed March 31, 2011. We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ EisnerAmper LLP

Edison, New Jersey

December 23, 2011